Exhibit 10.7

Supply Agreement

between

KUKA Industries GmbH & Co. KG Walter-Reis-Straße 1

63785 Obernburg

(hereinafter referred to as „KUKA Industries“)

and

OTSAW SWISSLOG HEALTHCARE ROBOTICS PTE LTD

10 Tampines North Drive 4, #01-03, Singapore 528553

Singapore 528553

(hereinafter referred to as „OTSAW“)

KUKA Industries GmbH & Co. KG Walter-Reis-Str. 1, 63785 Obernburg / Deutschland T +49 6022 503 - 0 F +49 6022 503 - 110

info.industries.de@kuka.com www.kuka.com Amtsgericht Aschaffenburg HRA 4918, DUNS 34 160 3581

Persönlich haftende und geschäftsführende Gesellschafterin: Reis Holding GmbH Walter-Reis-Str. 1, 63785 Obernburg / Deutschland

Geschäftsführung: Walter Hefele, Nicolai Kowarschik Amtsgericht Aschaffenburg HRB 10545

1.	CONFIDENTIALITY OBLIGATION

This agreement contains technical, commercial, economic and organizational information and data (hereinafter: Confidential Information) that are confidential and the property of KUKA Industries GmbH & Co. KG. The parties undertake to treat the Confidential Information disclosed to them directly or indirectly by the other party (in writing or any other form) before or after this agreement has been signed as strictly confidential, not to make it accessible to third parties and not to use it for other commercial purposes than those described in this contract. The Confidential Information contained in this agreement has been disclosed solely for the purpose of evaluation during offer phase and project execution during validity of this agreement and should only be disclosed to those persons who are involved in the project execution process.

1	GENERAL

Contact Person KUKA Industries

Name:	Dr. Volker Wuensch
phone.:	+49 6022 503-133
e-mail:	volker.wuensch@kuka.com

Contact Person OTSAW

name:	Tran Thanh Quang (Louis)
phone.:	+65 85251226
e-mail:	louis.tran@otsaw.com

2	SCOPE OF WORK KUKA INDUSTRIES

KUKA Industries shall deliver the following goods and services on the basis of the documents attached to this agreement:

-	49 Transcar AGV in Standard-Version (excluding RFID) ID 5445250 according to the design drawings as per Annex 2 for the first contractual year.

Note:

The above-mentioned delivery quantity is based on the currently available IPC quantities. In order to be able to act in a market-oriented manner, a further retrieval of vehicles is only possible if the IPCs are provided by the client in the required quantity. The IPCs shall be provided by OTSAW in the required quantity within 3 weeks of receipt of a written order by KUKA Industries at a unit price of € 1,700.00.

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Optional

-	Stainless steel hood after testing and approval KUKA Industries,
-	RFID Reader

Batteries/rechargable batteries

The batteries and rechargable batteries of the Transcar AGVs are not included in the scope of supply of KUKA Industries.

Preliminary acceptance/Delivery release at KUKA Industries

Before delivery, KUKA Industries will check the functionality of the Transcars on the basis of the following points:

-	Visual inspection for completeness and externally recognizable defects
-	Functional test (according to mutually agreed checklist(s) according to Annex 1

The pre-acceptance/delivery release will be documented in a FAT protocol (see Annex 1). OTSAW or his end customer can participate in the functional test at his own request after prior information of Kuka Industries.

Components resulting from tests, or the production of prototypes shall only be used for in- corporation into sample products and prototypes. OTSAW is obliged to implement all necessary measures to ensure that the prototypes produced by KUKA Industries will not be incorporated into serial products nor be introduced into the market in any other way. OTSAW is obliged to clearly label prototypes as such.

EC Declaration of Incorporation acc. to EC Machines Directive 2006/42/EG

KUKA Industries complies with the relevant statutory provisions, standards, and safety requirements. A Declaration of Incorporation acc. to the EC Machines Directive 2006/42/EG Annex II, Part 1, Section B (no CE labelling and CE declaration) for the operation of the system will be issued and handed over to OTSAW, considering the current statutory requirements.

Those machines that are intended to be incorporated into or assembled with other machines, other than so called “stand-alone-machines”, can freely be marketed with a Declaration of Incorporation. They are not CE markable (see also Art. 13 EC Directive Machinery 2006/42/EC).

For the avoidance of doubt, OTSAW has to sign the Declaration of Incorporation with regard to specification and design and to make available to Kuka Industries in due time. Thereafter, KUKA Industries will sign only for the mechanical assembly of the components, which it has carried out.

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3	PROVISION OF DATA BY CUSTOMER

OTSAW is obligated to hand over to KUKA Industries at the start of the project, but at the latest a week after placement of an order under this agreement, all the relevant data, giving the data inventory. OTSAW guarantees the correctness and completeness of the data provided.

Prior to the start of manufacturing on the basis of this agreement, the parties shall align the revision status and which will be used as basis for manufacturing.

In particular, KUKA Industries is not obligated to examine the technical data, drawings or any other information in the specifications of OTSAW and its suppliers, its specification sheet, its construction guidelines, nor any further documents that form an integral part of the contract or that are subsequently made available to KUKA Industries in the course of the project development.

If the data, drawings, or any other information of OTSAW should prove to be incorrect or incomplete at a later point in time or undergo a subsequent change, KUKA Industries will only carry out necessary changes to the construction and any further necessary measures only in return for the reimbursement of the extra costs that thereby arise.

OTSAW shall provide to Kuka Industries workshop the IPC for the placed orders under this agreement, latest within 10 weeks prior to planned delivery date.

Emission protection

If the use of the delivered systems/products leads to emissions, OTSAW is obliged to operate the delivered systems/products only making use of suitable equipment (e.g., suction equipment) that complies with the applicable environmental protection laws and the statutory emission limits.

Noise protection

Unless listed in the scope of supply of KUKA Industries, OTSAW is obliged to ensure that noise protection measures and secondary measures, particularly protective walls, or enclosures/booths, are warranted.

4	DELIVERY AND DATES

The following delivery steps and dates shall apply:

Steps of Delivery:

-	Delivery of a total of 49 Transcars for the first contractual year.

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As far as possible, the Transcars will be delivered in lots of each 5 pieces Transcar AGVs of type ID 5445250 (Standard without RFID). Other delivery lots shall be subject to mutual agreement.

Delivery calls/purchase orders and Purchase Commitment

The agreed total amount of Transcar AGV’s for the first contractual year is 49 pieces. The duration of the first contractual year is from 1st May 2023 to 31st December 2024. The following contractual years will usually start on 1st January. OTSAW is obliged to order the last lot for the first contractual year not later than 30th September 2024 by officially signed purchase order based on this agreement. For the following years, the lots and quantity shall be agreed not later than 30th September. The minimum of quantity is agreed on 30 pieces. Latest by the first day of the respective contractual year, OTSAW shall submit a “blanko” purchase order for the Transcars for the respective year. The delivery calls under such “blanko” purchase order will be separately submitted in batches as agreed between the Parties. In case no binding agreement has been achieved until 30th September of the respective contractual year, this agreement shall automatically terminate on 31st December of the same contractual year.

If the delivery calls/purchase orders under this agreement are not made on time as agreed above, KUKA Industries reserves the right to invoice all expenses and costs incurred up to that point. These include in particular but not limited to costs for purchased parts, material that have been procured exclusively for the scope of delivery of this agreement and cannot be used for any other purpose.

Delivery time

The delivery time shall be 16 weeks for the first batch of a contractual year after receipt of written order under this agreement. If OTSAW submits a “blanko” purchase order for 49 Transcars at the beginning of the respective contractual year, the delivery time for all following delivery calls (batches) for the respective contractual year can be reduced to 12 weeks (except the first batch). In case of an order of more than 5 pieces, the delivery time need to be reevaluated by Kuka Industries.

KUKA Industries will inform OTSAW immediately about any postponements in the delivery time

If an Order is not fully delivered on the specified Delivery Date, then, OTSAW may:

(a) exercise any one or more of the following rights and remedies:

(i) extend this Agreement with immediate effect for the delayed order until it is finally delivered;

(v) claim damages for Costs directly resulting from KUKA Industries's failure to deliver the Order on the Delivery Date; or

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(b) claim by way of liquidated damages a sum equal to for each full week of delay 0.2 % of the price of each of the outstanding Product but in the aggregate not more than 5 % of the price of each of the outstanding Products that KUKA Industries has failed to deliver as on the specified Delivery Date. The Parties agree that the foregoing sum shall be a genuine pre-estimate of the loss to OTSAW resulting from such delay in delivery. If OTSAW exercises its rights under this Clause (b), it shall not be entitled to any of the remedies set out in Clause (a) in respect of the late delivery of the Products.

The parties have an economic interest in meeting the mutually agreed delivery dates. However, the any further impacts of the Covid-19 pandemic and/or the Ukraine/Russia war is still not fully foreseeable for any party. The same applies to the currently very volatile procurement market. In the event of a delay, KUKA Industries is obliged to inform OTSAW immediately of the circumstances and to check whether the schedule can otherwise be met. The same shall apply to OTSAW in the event of a delay in acceptance. The Parties shall then adjust the schedule accordingly. If the schedule is directly or indirectly affected due to the current exceptional situation (e.g., pandemic coronavirus, semiconductor crisis, Ukraine/Russian war, as well as the global procurement crisis), any compensation for damages resulting thereof or in connection with, is expressly excluded. Shall the situation occur, both parties shall discuss and align on the revised expiry date of the contract.

5	PRICES

The applicable prices are set forth in Annex 4

The order quantities and prices of the AGV’s for the following years are shown in Annex 4. For subsequent years, prices shall be mutually agreed in July of the current reference year. The new prices will then be recorded in Annex 4.

Significant price changes, related to the components relevant to this scope of delivery, which were unforeseeable at the time of conclusion of this agreement, must be communicated immediately and can be mutually agreed at any time. They must be notified no later than three (3) months before the planned change.

Technical Changes/Modification

In case of technical changes resulting from product changes, discontinuations, etc. KUKA Industries will inform OTSAW in good time in order to develop solutions together with the OTSAW. The additional or reduced costs shall be summarized in a plus-minus list.

KUKA Industries shall notify OTSAW of the discontinuation of component/s for the production of the Products during the term of the contract so that OTSAW may make the necessary decisions (e.g. product redesign, end-of-life-order, last call order) regarding the assurance of future product supplies. KUKA Industries assures supplies of all components to fulfill this contract by either pre-purchasing of all the parts or contractually binding his suppliers to provide the required components throughout the contract duration.

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6	COMMERCIAL CONDITIONS

The price per delivery lot plus the statutory value added tax is payable as follows:

50%	after placement of respective delivery call (payable within 14 days after issuance of invoice);
50%	after delivery of the respective batch FCA Obernburg, or in case the delivery is delayed due to reasons attributable to OTSAW 2 weeks after Kuka Industries announced readiness for delivery (payable within 14 days after issuance of invoice).

Partial delivery / partial invoicing

Partial deliveries are accepted. If the delivery will be in lots, the invoicing and payment shall be made in accordance with the respective delivery lots.

Terms of Delivery

The delivery shall be based on FCA Kuka Industries workshop Obernburg (according to Incoterms 2010).

7	LEGAL CONDITIONS

Warranty and liability

Unless otherwise expressly agreed, any warranty or liability of KUKA Industries for defects of the Contractual Goods shall be defined by applicable law.

The warranty period with reference to the scope of supply of the quotation will be 24 months. In case of quotations for work and services the warranty period shall begin upon technical handover or scheduled final acceptance, whichever comes first. In case of purchase and other delivery contracts without final acceptance the warranty period shall begin upon delivery.

KUKA Industries will not give any warranty and shall not incur any liability in connection with the use of free-issue equipment and the reuse of any existing devices, components, or line parts as well as for components resulting from tests or from the production of prototypes.

KUKA Industries shall be liable, whether for breach of contract, by way of an indemnity, in tort or on any other legal grounds whatsoever, only for gross negligence or willful conduct, unless in cases of (i) death or personal injury, (ii) breach of an obligation essential for this type of contract or (iii) liability of KUKA Industries to OTSAW which may not be limited or excluded according to mandatory provisions of law. In case of breach of an essential contractual obligation due to simple negligence, KUKA Industries however shall only be liable for damages reasonably foreseeable.

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Furthermore, any liability of KUKA Industries, whether (i) based on breach of contract, (ii) by way of an indemnity, (iii) in tort or (iv) on any other legal grounds whatsoever, for any con- sequential and / or indirect damages (in particular, but not limited to, lost profits, lost revenues, lost opportunities, and damages due to business interruption), is excluded, unless such damages have been caused willfully. For the avoidance of doubt, the liability of KUKA Indus-tries for lost profits, lost revenues, lost opportunities, and damages due to business interruption shall be excluded also, if such damages are qualified as direct damages according to applicable law.

To the extent that KUKA Industries' liability is excluded or limited based on the foregoing provisions, the exclusion or limitation shall apply accordingly for legal representatives, mediators, and vicarious agents of KUKA Industries.

Termination for good cause

The Parties have the right to terminate the contract for good cause.

A good cause shall especially constitute i). a failure by OTSAW to perform any of his fundamental obligations under the contract, including by not limited to, delay in payment; ii). bankruptcy or insolvency proceedings against OTSAW; iii). delay in taking delivery of the contractual goods or performance; and iv). a breach of fundamental contractual obligations.

Partial termination is only possible, if the scope of supply, which is subject to partial termination, is clearly defined.

In any event of a termination for good cause undertaken by KUKA Industries, KUKA Industries is entitled to the payment of the contract price in full minus such savings incurred by OTSAW due to the termination. Furthermore, OTSAW is obliged to reimburse all the expenses and costs which have been occurred until the termination. KUKA Industries’ right to claim further damages remains effective.

Reservation of title

KUKA Industries retains title to the scope of supply until receipt of all payments and fulfillment of all other claims against OTSAW arising from the order.

Force Majeure

Delays or the failure of the performance within the framework of the contract because of an event of force majeure without error or fault on the part of the Contractual Partner concerned shall be deemed excused if the event continues. This presupposes that the affected Contractual Partner informs the other Contractual Partner in writing immediately after the occurrence of the event of force majeure, but no later than 3 days thereafter, of the type and extent of the event of force majeure that has occurred and its effects, including the probable duration.

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Events of force majeure are unforeseeable, unavoidable, and extraordinary events such as natural catastrophes such as floods, earthquakes, hurricanes or other extreme natural events, shortages of raw materials, energy, and labor, industrial disputes, involuntary or un-foreseeable operational disruptions, fires, unrest, wars, sabotage, terrorist attacks as well as the outbreak of an epidemic or pandemic.

If the affected Contractual Partner cannot provide credible assurance that a delay due to force majeure will not exceed 60 days or if a delay due to force majeure exceeds 60 days, the other party may terminate the contract without liability.

If, due to the current pandemic (corona virus), the Ukraine/Russian war and the consequences thereof, the execution of the agreement is delayed in whole or in part or becomes impossible (in particular shortage of raw materials or components, entry bans, shutdown), neither of the parties shall be responsible and the resulting liability of the parties is excluded (including contractual penalties, interest on arrears, damages caused by delay). If one of the parties is affected by a delay/impossibility, it shall inform the other party thereof, stating the respective event and the expected duration. Any delivery or performance deadlines - even during the period of delay - shall be extended by the duration of the disruptions in performance caused by these circumstances; this shall also apply if such circumstances occur at subcontractors.

In the event of impediment to performance, over a period of more than 4 months or a repeated significant impediment to performance, the parties shall negotiate an adjustment of the agreement upon written request by one of the parties.

If the parties do not reach an agreement within 8 weeks, either party shall be entitled to terminate the contract without notice.

Export control

The supplies and performances (performance of contract) are subject to the reserve that the fulfilment is not prevented by any impediments arising out of national or international regulations, especially export control regulations and embargoes or other sanctions. The parties undertake to provide all information and documents required for export / transfer / import. Delays due to export examinations or approval procedures will invalidate terms and deadlines. If required authorizations are not granted, the contract regarding the parts concerned shall be considered as not concluded; claims for damages will be excluded in so far and due to missed deadlines mentioned above.

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Industrial Property Rights

KUKA Industries grants to OTSAW a non-exclusive and non-transferable right of utilization to all the findings and inventions embodied in the scope of supply - no matter if they have been (i) already found before start of the order or only developed during it and if they are (ii) patentable or not - for the purpose of start-up, operation, maintenance, and repair of the scope of supply under this contract. The transfer of further rights is subject to a separate written agreement. KUKA Industries reserves all rights of any kind for provided documents and information, especially any rights to inventions and (industrial) property rights.

Compliance

The parties declare their commitment to a corruption-free business community. They under- take to refrain from a) any kind of corrupt conduct and b) any other kind of criminal practices, and to take all necessary measures to prevent such conduct.

In the event of a breach of this obligation by either party, the other party is entitled to terminate any contract for this project without prior notice.

Furthermore, in the event of a breach of this obligation by either party, the other party is entitled to discontinue any business relationships with the breaching party without incurring any liability to the breaching party.

General Provisions

This agreement, its validity, termination, interpretation, execution and any dispute under and in connection therewith shall be subject to the Laws of Germany, excluding its Conflict of Laws provisions and the provisions of the United Nations Convention on Contracts for the International Sale of Goods (CISG). The courts of Frankfurt am Main (Germany) shall have exclusive jurisdiction.

Term of Agreement

This agreement shall become effective with signature by both parties and shall automatically expire on 31st December 2026.

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Annexes

Annex 1	FAT-Protocol
Annex 2	status of drawing/design at the effective date of this agreement
Annex 3	Maintenance Card
Annex 4	price sheet

Signatures

For KUKA Industries GmbH & Co. KG:

Place/date: Obernburg, 31.05.2023

/s/ ppa. Uwe Gessner	/s/ Walter Hefele
ppa. Uwe Gessner	Walter Hefele
CFO	CEO

For OTSAW SWISSLOG HEALTHCARE ROBOTICS PTE LTD:

Place/date: Singapore,

/s/ Morne Grundlingh	/s/ Tran Thanh Quang, Louis
Morne Grundlingh	Tran Thanh Quang, Louis
CFO	CTO

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